Exhibit 99.1

Antero Resources Announces 2016 Capital Budget and Guidance

DENVER, Colorado, February 17, 2016—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today announced its 2016 capital budget and guidance.

2016 Capital Budget and Guidance Highlights:

•                  Initial capital budget of $1.4 billion, a 23% reduction from the prior year capital spend of $1.8 billion

•                  Includes drilling and completion budget of $1.3 billion and land budget of $100 million, a 21% and 38% reduction, respectively, from the prior year capital spend

•                  Plan to operate an average of 7 drilling rigs between the Marcellus and Utica Shale plays, a 50% reduction from an average of 14 drilling rigs operated in 2015

•                  Plan to complete 110 horizontal wells in 2016 and exit the year with 70 drilled but uncompleted wells

•                  Net production is projected to grow 15% over prior year actual net daily production and 21% over 2015 guidance to 1.715 Bcfe/d

•                  Net daily liquids production is projected to grow 24% over the prior year to 60,000 Bbl/d

•                  100% of 2016 net natural gas and propane production guidance is hedged at an average price of $3.92 per MMBtu and $0.59 per gallon, respectively

•                  Hedge mark-to-market for 2016 volumes was $1.1 billion assuming strip pricing at January 31, 2016

•                  Hedge mark-to-market for 2016 through 2022 volumes was $3.3 billion assuming strip pricing at January 31, 2016

•                  Forecasting positive basis differential to Nymex for gas price realizations in 2016, before hedges

•                  Forecasting C3+ NGL price realizations in 2016 to average between 35% and 40% of WTI oil prices

Commenting on the 2016 capital budget and guidance, Paul Rady, Antero’s Chairman and CEO, said, “Given the current commodity price environment, we have reduced our capital program by 23% as compared to last year.  Further, we have structured our 2016 development program to give us significant operational flexibility to react to significant changes in commodity prices, up or down, throughout the year.  For example, we have the ability to reduce our current $1.3 billion development plan as six of our rig contracts expire over the course of the year.  Conversely, to the extent commodity prices improve from current levels, we are well positioned to accelerate activity as a result of our sizable inventory of drilled but uncompleted wells.  Lastly, we are in the unique position of having sold essentially all of our forecasted 2016 and 2017 production forward through hedging at attractive fixed prices.  Combined with our peer leading firm transportation portfolio to favorable markets and large inventory of low cost reserves, we are well positioned to grow and prosper in one of the lowest commodity price cycles in decades.”

Further commenting on the 2016 capital budget and guidance, Glen Warren, President and CFO, said, “We plan to continue delivering top-tier production growth, cash flow growth and margins in 2016, while continuing to target production growth of 20% for 2017.  The ability to generate production growth of 15% in 2016 and target 20% in 2017, while reducing the 2016 budget by 23%, is a testament to the momentum we have established and efficiencies we have gained from having the largest and most active development program in Appalachia. We have built a highly sustainable business model with a large and growing production base, a market-leading firm transportation position, a significant long-term hedge position with a current mark-to-market value of $3.3 billion and $3.0 billion of liquidity under our credit facility.  Driven by the incremental firm transport recently placed in service in the Marcellus, we are forecasting a premium to Nymex, before hedges, on our natural gas production in 2016 and beyond, based on current futures pricing.  When we combine this forecasted uptick in pricing with the well cost reductions that we are continuing to achieve today and the 23% reduction in the 2016 capital budget, we project that we will reduce our outspend level by over 40% in 2016 versus last year.”

2016 Capital Budget

Antero’s initial capital budget for 2016 includes $1.3 billion for drilling and completion and $100 million for core leasehold acreage acquisitions and extensions.  Antero’s 2016 capital budget excludes Antero Midstream’s (NYSE: AM) $435 million capital budget relating to low and high pressure gathering pipelines, compressor stations, fresh water pipelines and advanced wastewater treatment infrastructure.  Antero Midstream announced its 2016 capital budget and guidance today in a separate news release, which can be found at www.anteromidstream.com.

The $1.3 billion drilling and completion budget represents a 21% reduction in drilling and completion capital as compared to 2015.  The budget decrease is primarily driven by continuing capital efficiency improvements, a reduction in rig count and the deferral and carryover of a total of 70 Marcellus and Ohio Utica well completions into 2017.  Twenty of the deferred completions are Marcellus wells located on Antero acreage in West Virginia that are dedicated to a third-party midstream provider that were carried over from 2015 and will now be carried over into 2017.

Approximately 75% of the drilling and completion budget for 2016 is allocated to the Marcellus Shale and the remaining 25% is allocated to the Ohio Utica Shale.  Antero plans to operate an average of five drilling rigs in the Marcellus Shale in West Virginia and two drilling rigs in the Utica Shale in Ohio.  In the Marcellus, Antero has budgeted the completion of 21 wells in its Highly-Rich Gas / Condensate regime and 59 wells in its Highly-Rich Gas regime, or a total of 80 wells.  In the Ohio Utica, Antero has budgeted the completion of 11 wells in its Highly-Rich Gas regime and 19 wells in its Rich Gas regime, or a total of 30 wells.  The relative shift in activity in 2016 from the Ohio Utica to the Marcellus is primarily driven by firm transportation constraints in the Ohio Utica, as the Company projects utilizing all of its 600,000 MMBtu/d of Rockies Express capacity during the year.  Beyond Antero’s Rockies Express capacity to Chicago, the Company’s next available outlet would be Tetco M2, a current unfavorably priced index, until the Rover Pipeline project is completed.  For this reason, Antero plans to shift some activity from the Ohio Utica to the Marcellus Shale in 2016.  The Company will gain an additional 800,000 MMBtu/d of takeaway capacity from the Ohio Utica upon the completion of the Rover Pipeline, which is now anticipated to be placed into service in mid-2017.  The Rover Pipeline will enable Antero to transport incremental Ohio Utica gas production in the second half of 2017 and beyond to the favorably priced Chicago and Gulf Coast markets.

Antero entered 2016 running 10 drilling rigs, but is forecasting a step down throughout the year to average a total of seven rigs for the year.  As six drilling contracts expire over the course of the year, Antero has the flexibility to reduce its 2016 capital budget further should market conditions deteriorate.

During 2015 in the Marcellus, Antero averaged 24 drilling days per well with an average lateral length of 8,900 feet, representing a five day improvement compared to the 2014 development program.  Additionally, Antero averaged four completion stages per day, an 8% increase over the 2014 completion program average.  These operational improvements were driven by multiple enhancements, including increased mud pump circulation rates and improved plug drill out times, along with longer laterals drilled and shorter drilling days to total depth.  Antero is currently drilling and completing wells at an average budgeted cost of $1.14 million per 1,000’ of lateral in the Marcellus, representing a 16% improvement over 2014 well costs.  These well costs include $1.2 million for roads, pads and wellhead equipment.  Drilling and completion costs also include legacy drilling and completion contracts that expire in 2016 and 2017.  Based on current spot market pricing for drilling rigs and completion crews, Antero projects that well costs will decline by over 11% by 2017.

During 2015 in the Ohio Utica, Antero averaged 30 drilling days per well with an average lateral length of 8,600 feet, representing a four day improvement compared to the 2014 development program.  Additionally, Antero averaged four completion stages per day, a 17% increase over the 2014 completion program average.  Antero is currently drilling and completing wells at an average budgeted cost of $1.29 million per 1,000’ of lateral in the Utica, representing an 18% improvement over 2014 well costs.  These well costs also include $1.2 million for roads, pads and wellhead equipment.  Similar to the Marcellus, these estimated drilling and completion costs include legacy drilling and completion contracts that expire in 2016 and 2017.  Based on current spot market pricing for drilling rigs and completion crews, Antero projects that well costs will decline by over 12% by 2017.

In 2016, Antero plans to continue consolidating acreage in the core of its Marcellus and Utica leasehold positions.  However, given the current low commodity price environment, Antero has reduced its 2016 land budget to $100 million, a 38% reduction from 2015.  Consistent with historical practices, the Company does not budget for acquisitions.

The following is a comparison of the 2016 capital budget to 2015 preliminary unaudited capital costs.

($ in MM)
Capital Comparison	2015	2016	% Change

Drilling & Completion	$1,650	$1,300	(21)%
Land (1)	160	100	(38)%
Total Capital	$1,810	$1,400	(23)%
Average Operated Drilling Rigs	14	7	(50)%
Operated Wells Completed	131	110	(16)%
Deferred Completions	50	70	40%

(1)         Preliminary unaudited 2015 capital costs exclude $39 million for acquisitions.

The 2016 capital budget is expected to be fully funded through internally generated operating cash flow and available borrowing capacity within Antero’s bank credit facility.  As of September 30, 2015, Antero had $3.0 billion of available borrowing capacity under its existing bank revolver.

2016 Guidance

Antero’s 2016 net daily production, including liquids, is forecast to grow approximately 15% to 1.715 Bcfe/d compared to 2015 average net production of 1.493 Bcfe/d.  Net liquids production is forecast to increase 24% to an average of 60,000 Bbl/d in 2016, including 10,000 Bbl/d of ethane and 3,500 Bbl/d of condensate.  In anticipation of the start-up of Mariner East II in 2017 and Antero’s corresponding ethane sales agreement with Borealis upon the Mariner East II in-service date, MarkWest installed a de-ethanizer at the Sherwood Complex in Doddridge County, West Virginia.  The de-ethanizer was commissioned in the fourth quarter of 2015 and Antero recovered approximately 10,000 Bbl/d of gross ethane for the month of December 2015.  The Company projects recovery of approximately 10,000 Bbl/d of net ethane during 2016.  Once Mariner East II is placed in-service, Antero projects recovering 11,500 Bbl/d of ethane to fulfill the Borealis contract at an expected premium to the Nymex natural gas-equivalent price.

Price Realizations

Antero projects the percentage of natural gas production sold at current favorably priced indices to increase significantly in 2016 with the recent completion of the Stonewall gathering pipeline and early termination of unfavorable firm sales contracts resulting in gas price realizations at a premium compared to Nymex.  The Stonewall pipeline, which was placed in-service on November 30, 2015, allows Antero the flexibility to shift volumes from Dominion South and TETCO M2 pricing to the more favorable TCO and Gulf Coast markets.  A portion of that volume shift was previously contracted as a 130 BBtu/d firm sales contract at Dominion South pricing.  Antero elected in October 2015 to terminate this firm sale agreement with a buy-back cost of approximately $28 million.  Based on current strip pricing, the expected incremental revenues over the next two years from terminating this contract and selling the volumes at a more favorably priced index is projected to substantially exceed the termination charge associated with this transaction, which was recorded as a one-time expense in Antero’s fourth quarter 2015 results. This transition to favorable gas markets, including the impact from Stonewall and the firm sales buy-back, is projected to result in approximately $135 million in incremental EBITDAX for Antero’s production volumes in 2016 based on current strip pricing.  Antero now has the ability to transport and sell virtually all of its gas in 2016 to current favorably priced indices, including Nymex, TCO, Chicago and Gulf Coast pricing.

Based on expected improved pricing for butane and heavier NGL volumes, Antero is forecasting a C3+ NGL realized price of 35% to 40% of WTI oil prices in 2016 compared to a 35% of WTI realization in 2015.  Additionally, Antero has hedged 100% of its forecasted propane production at $0.59 per gallon, $0.22 per gallon higher than current 2016 Mont Belvieu pricing of $0.37 per gallon.  Furthermore, once Mariner East II is placed in-service, Antero will have the ability to market 61,500 Bbl/d of its ethane, propane and normal-butane volumes to international buyers at netback prices currently superior to local Appalachian netback prices, partly due to lower transport costs.

Assuming the execution of the $1.3 billion drilling and completion capital plan discussed above, the Company is using the following key assumptions in its projections for 2016:

Production
Net Daily Production (MMcfe/d)	1,715
Net Daily Residue Natural Gas Production (MMcf/d)	1,355
Net Daily Liquids Production (Bbl/d)	60,000
Net Daily C3+ NGL Production (Bbl/d)	46,500
Net Daily Ethane Production (Bbl/d)	10,000
Net Daily Oil Production (Bbl/d)	3,500
Realized Pricing
Natural Gas Realized Price Premium to Nymex Henry Hub Before Hedging ($/Mcf)(1)(2)	$0.00 – $0.10
Oil Realized Price Differential to Nymex WTI Oil Before Hedging ($/Bbl)	$(10.00) – $(11.00)
C3+ NGL Realized Price Before Hedging (% of Nymex WTI) (1)	35% – 40%
Ethane Realized Price (Differential to Mont Belvieu) ($/Bbl)	$0.00
Cash Expenses
Cash Production Expense ($/Mcfe)(3)	$1.50 – $1.60
Marketing Expense, Net of Marketing Revenue ($/Mcfe)	$0.15 – $0.20
G&A Expense ($/Mcfe)	$0.20 – $0.25

(1)         Based on strip pricing as of December 31, 2015

(2)         Includes Btu upgrade as Antero’s processed tailgate and unprocessed dry gas production is greater than 1000 Btu on average

(3)         Includes lease operating expenses, gathering, compression, transportation expenses and production taxes

Commodity Price Sensitivity

Including Antero’s substantial hedge position, and based on commodity prices as of December 31, 2015, a $0.50/MMBtu change in the average Nymex Henry Hub prices, assuming regional basis prices maintain the current relationship to Nymex Henry Hub, results in no change to 2016 EBITDAX. For oil pricing, a $10.00/Bbl change to the average Nymex WTI price, assuming NGLs maintain the current price relationship to Nymex WTI, results in an estimated change to 2016 EBITDAX of $25 million.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

Cautionary Statements

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this press release is intended to constitute guidance with respect to Antero Midstream.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility and continued low commodity prices, Antero’s ability to meet development and drilling plans, the Company’s ability to implement its hedge strategy and results, risk regarding the timing and amount of future production of natural gas, NGLs and oil, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, marketing and transportation risks, the ability to satisfy applicable minimum volume requirements, regulatory changes, the uncertainty inherent in estimating natural gas, NGL and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy — SVP — Finance at (303) 357-6782 or mkennedy@anteroresources.com.